Exhibit 10(d)

333 South Grand Avenue
Los Angeles, CA 90071

DATE:	May 22, 2002
TO:	Dennis Mooradian
FROM:	Les Biller
SUBJECT:	Amendment to letter of April 2001

The following is a modification to my letter of April 20, 2001.

Should you decide to leave Wells Fargo for reasons other than cause before May 30, 2004, you will be eligible for the benefit described in my letter as if your departure were initiated by Wells Fargo.

Dennis, I hope this addresses your concerns and allows us to move forward in a manner you are comfortable with. I very much believe you have what is required to build our investment business into a major part of our company.

Sincerely,

Les Biller

/s/ Les Biller

/s/ DENNIS MOORADIAN
Agreed: Dennis Mooradian